CONVERTIBLE LINE OF CREDIT NOTE AGREEMENT

Up to $250,000, subject to conditions

Crossville, Tennessee

Date: April 23, 2007

FOR VALUE RECEIVED, the undersigned Digital Lifestyles Group Inc., a Delaware corporation (“Company”), hereby promises to pay to the order of      , with an address of      (“Holder”), at such place as Holder may specify, in lawful money of the United States of America, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000), or the principal amount then outstanding of the advances that Holder makes hereunder to Company, whichever amount is less (the “Principal Amount”) on April 23, 2008 (the “Maturity Date”), plus interest on the Principal Amount outstanding from time to time hereunder at a rate equal to seven and one half percent (7.5%) per annum. Interest shall be calculated in arrears on the Principal Amount outstanding through the last day of each month and shall be due and payable in arrears in monthly installments on the first business day of each month commencing on June 1, 2007 for the Principal Amount outstanding and ending on the Maturity Date, as may adjusted according to this Agreement. All interest due hereunder shall be computed on the basis of a 365 day year.

The Company shall pay interest only on the Principal Amount outstanding hereunder from the date of this Agreement until the day immediately prior to the Maturity Date. On the Maturity Date, the Company shall repay the Principal Amount outstanding plus any otherwise unpaid interest in the full amount, unless either (i) Holder elects to convert this Agreement into shares of common stock of the Company in accordance with Section 4; or (ii) the Company elects to prepay all of this Agreement in accordance with Section 3 and Holder declines or does not exercise his right to convert this Agreement into shares of common stock of the Company in accordance with Section 4. In the event that Company elects to prepay part of this Agreement in accordance with Section 3 and Holder declines or does not exercise his right to convert this Agreement into shares of common stock of the Company in accordance with Section 4 (as may be adjusted pursuant to Section 7(m)), then, on the Maturity Date, the Company shall repay the remaining Principal Amount then outstanding plus any otherwise unpaid interest in the full amount.

1. Advances; Payments. On, before or after the date of this Convertible Line of Credit Note Agreement (the “Agreement”), Holder will deliver to Company in immediately available funds such amounts as Company may request for the primary purpose of satisfying outstanding debts of the Company and obtaining complete releases from the creditors owed such debts; provided, however, the total amount of funds advanced to Company pursuant to this Agreement shall in no event exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00). Holder shall only advance funds requested by Company upon the written request of Company, signed by L. E. Smith, its Chief Executive Officer.

All payments under this Agreement shall be applied first to interest and then to principal. Any principal or interest payments on this Agreement outstanding after the occurrence and during the continuance of a default under this Agreement shall bear interest at a rate equal to the lesser of (i) the lawful legal rate or (ii) three percent (3%) above the interest rate otherwise applicable under this Agreement.

2. Representations, Warranties and Covenants of Company.

(a) Corporate Existence and Authority. Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has all requisite power to execute and deliver this Agreement, and to perform the provisions of this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by Company.

(b) Compliance with Law. Company has complied, and will comply, in all material respects, with all provisions of all applicable laws and regulations, including, but not limited to, those relating to Company’s ownership of real or personal property, the conduct and licensing of Company’s business, and all environmental matters.

(c) Disclosure. No representation, other statement or information made or provided by Company to Holder contains any untrue statement of a material fact or omits to state a material fact necessary to make any statements made to Holder not misleading.

(d) Information. Company will provide Holder with access to or copies of Company’s books, records, financial statements and such additional financial and other information as Holder may reasonably request from time to time; provided, however, to the extent such information is not otherwise publicly available, such information shall be kept confidential by Holder.

3. Prepayments. For the first six (6) months from the date of funding of the Principal Amount, Company may not, at any time, prepay the loan evidenced hereby, without the written consent of Holder, which shall not be unreasonably withheld. Upon the expiration of the respective time periods, upon written notice by Company to the Holder, Company may, at its option, elect to prepay all or part of the Principal Amount plus any unpaid and accrued interest due hereunder without penalty. Thereafter, interest will continue to accrue as set forth herein on the remaining principal amount not prepaid by the Company. Notwithstanding any of the forgoing provisions, upon receipt of the Company’s notice to prepay all or part of the Principal Amount plus any unpaid and accrued interest due hereunder, Holder shall have the right to prevent Company from prepaying by electing to convert the principal amount due into shares of the common stock of the Company in accordance with Section 4 herein.

4. Optional Conversion.

(a) At Holder’s sole and exclusive option, at any time after the effective date of this Agreement or within three (3) business days following receipt of notice by the Company that it wishes to exercise its prepayment rights set forth in Section 3, the Principal Amount outstanding under the loan as of the Conversion Date1 evidenced by this Agreement shall be convertible, without the payment of any additional consideration by the Holder and at the option of the Holder, into shares of common stock of the Company. In the event the Holder elects to convert, Company shall issue the number of shares of common stock equivalent to the amount calculated by converting the Principal Amount outstanding and all unpaid and accrued interest due under the loan evidenced by this Agreement, as of the Conversion Date, into such shares of common stock at a price per share of $0.35. The Principal Amount outstanding shall continue to accrue interest, and Company shall be obligated to pay such interest, according to the terms and conditions of this Agreement until the Conversion Date. All unpaid and accrued interest due under the loan as of the Conversion Date evidenced by this Agreement shall be paid in cash within three (3) business days from the Conversion Date.

(b) In order for Holder to convert the Principal Amount outstanding under this Agreement into shares of common stock of the Company, Holder shall deliver a written notice to Company that Holder elects to make such conversion. Any conversion made at the election of the Holder shall be deemed to have been made immediately prior to the close of business on the date Company is deemed to have received such notice, and Holder or its nominee or nominees entitled to receive the shares of common stock of Company shall be treated for all such purposes as the record holder or holders of such shares of common stock on such date (the “Conversion Date”). Company shall have no obligation to issue any fractional shares upon conversion. Any fractional shares shall be rounded up to the nearest whole share.

(c) Company agrees (a) that the shares issuable upon conversion of this Agreement shall be “Registrable Securities” under the Registration Rights Agreement (the “Registration Rights Agreement”) between Company and Holder, a copy of which is attached hereto and incorporated herein by reference as Exhibit A and (b) that Holder shall have the rights and obligations of a “Holder” set forth on the Registration Rights Agreement.

5. Conditions. The following conditions shall govern this Agreement:

(a) Holder shall pay, or shall have paid,      Thousand and No/100 ($     ,000) Dollars as of the execution of this Agreement by wire transfer;

(b) Upon request by Company at any time during the term of this Agreement, according to the manner set forth in paragraph 1 of this Agreement, Holder shall advance funds by wire transfer or certified check (collectively, “Additional Advances”).

In the event that the Company, at any time during the term of this Agreement, is in default of its obligations hereunder, then Holder shall, without waiving any rights or remedies granted Holder in the event of a default by Company under this Agreement, not be obligated to make any Additional Advances. All other provisions of this Agreement shall remain in full force and effect with respect to the Principal Amount.

6. Fees and Expenses. Each party to this Agreement shall be responsible for all of their respective costs and expenses, including reasonable attorneys’ fees, incurred in the preparation of this Agreement and the other documents executed in connection herewith. Company shall also deliver a warrant (or warrants, as the case may be) to Holder to purchase common stock (i) in an amount equal to twenty (20%) percent of the total share amount which shall be issued to Holder upon conversion of this Agreement pursuant to Section 4 hereinabove; and (ii) with an exercise price of $0.35 per share. The warrant will expire four years from the date of issuance, which shall be deemed to be on the earlier of (i) the maturity date of the Note; (ii) the date on which the funds are advanced in full and owing to the Company; or (iii) the date on which the Company elects to pay off the Note in full during the term. An unexecuted draft form of warrant is attached hereto as Exhibit B (together with this Agreement and any other documents delivered in connection with this Agreement, the “Loan Documents”), provided, however, that such warrant h. Company shall pay all reasonable and actual costs that Holder incurs in successfully enforcing this Agreement, including, without limitation, reasonable attorneys’ fees and expenses.

7. Events of Default; Remedies.

(a) Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing (for any reason whatsoever and whether it shall be voluntary or involuntary or by operation of law or otherwise):

(i) default shall be made in the payment of the principal of, or interest on, the Principal Amount when and as the same shall become due and payable, whether at stated maturity, by acceleration, upon a mandatory prepayment due date or otherwise; or

(ii) default shall be made in the performance or observance of any covenant, agreement or condition contained in this Agreement and such default shall have continued for a period of five (5) business days; or

(iii) Company’s dissolution, termination of existence or insolvency, the appointment of a receiver of all or any part of the property of Company; an assignment for the benefit of creditors by Company; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Company which results in the entry of an order for relief or which remains undismissed, undischarged or unbonded for a period of 60 days or more; or

(iv) any representation, warranty, financial statement or other information statement by Company to Holder, or any other documents or agreements contemplated hereby and thereby or in any certificate or other instrument delivered hereunder or pursuant hereto or in connection with any provision hereof shall be false or incorrect in any material respect on the date as of which made;

then, upon the occurrence of any Event of Default described in (iii), the unpaid Principal Amount, together with the interest accrued thereon, and all other amounts payable by Company under this Agreement, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company or, upon the occurrence of any other Event of Default, Holder may, by written notice to Company, declare the unpaid principal amount of the loan to be, and the same shall forthwith become, due and payable, together with the interest accrued thereon and all other amounts payable by Company hereunder.

(b) Suits for Enforcement. If any Event of Default shall have occurred and be continuing, Holder may proceed to protect and enforce its rights against Company, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, or Holder may proceed to enforce the payment by Company of all sums due under this Agreement or to enforce any other legal or equitable right of Holder. Company covenants that, if it shall default in the making of any payment due hereunder or in the performance or observance of any agreement contained in this Agreement, it will pay to Holder such further amounts, to the extent lawful, to cover any reasonable costs and expenses of collection or of otherwise enforcing Holder’s rights, including without limitation the reasonable counsel fees and costs and expenses incurred in connection with any restructuring, negotiation, refinancing, workout, bankruptcy or other similar transaction or proceeding.

(c) Remedies Cumulative. No remedy herein conferred upon Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

(d) Remedies Not Waived. No course of dealing between Company and any other person and no delay or failure in exercising any rights hereunder or under the loan in respect thereof shall operate as a waiver of Holder’s rights.

8. Miscellaneous.

(a) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Company, Holder and each of their respective successors and assigns, and, in addition, shall inure to the benefit of and be enforceable by each person who shall from time to time be a holder of the loan.

(b) Notices. All notices and other communications provided for in this Agreement shall be in writing and delivered by registered or certified mail, postage prepaid, or delivered by overnight courier (for next business day delivery) or telecopied, addressed as follows, or at such other address as any of the parties hereto may hereafter designate by notice to the other parties given at the addresses set forth on the signature page:

If to Company:	Digital Lifestyles Group Inc..
ATTN: L. E. Smith, CEO
1872 West Avenue, Suite 102
Crossville, TN 38555
If to Holder:

Any such notice or communication shall be deemed to have been duly given on the fifth (5th) day after being so mailed, the next business day after delivery by overnight courier, when received when sent by telecopy or upon receipt when delivered personally.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures may be exchanged by telecopy, with original signatures to follow.

(d) Amendments. This Agreement may only be amended by a writing duly executed by the parties hereto.

(e) Severability. If any term or provision of this Agreement or any other document executed in connection herewith shall be determined to be illegal or unenforceable, all other terms and provisions hereof and thereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee and the United States of America, both substantive and remedial. Any judicial proceeding brought against either of the parties to this agreement or any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Tennessee or in the United States District Court for the Middle District of the State of Tennessee and, by its execution and delivery of this agreement, each party to this Agreement accepts the jurisdiction of such courts. The foregoing consent to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.

(g) Entire Agreement. This Agreement contains the entire Agreement of the parties hereto with respect to the transactions contemplated hereby and supersedes all previous oral and written, and all previous contemporaneous oral negotiations, commitments and understandings.

(h) Further Assurances. The parties agree to promptly to execute and deliver such documents and to take such other acts as are reasonably necessary to effectuate the purposes of this Agreement.

(i) Headings. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j) Assignments and Participations. Company may not assign its rights or obligations hereunder or under the loan without the prior written consent of Holder. Holder may assign all or any portion of the loan or warrant without the prior consent of Company. Holder may sell or agree to sell to one or more other persons a participation in all or any part of any of the loan or warrant without the prior consent of Company. Upon surrender of the loan or warrant, Company shall execute and deliver one or more substitute notes, warrants or other securities in such denominations required by Holder’s designated transferee or transferees. Holder may furnish any information in the possession of Holder concerning Company, or any of its respective subsidiaries, from time to time to assignees and participants (including prospective assignees and participants).

(k) Waivers; Indemnity. Company waives presentment and demand for payment, notice of dishonor, protest of this Agreement, and shall pay all costs of collection when incurred, including reasonable attorneys’ fees, costs and expenses. Company shall indemnify and hold harmless from any claim, obligation or liability (including without limitation reasonable attorneys fees and expenses) arising out of this Agreement.

(l) JURY WAIVER. HOLDER AND COMPANY EACH WAIVES ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

(m) In the event of any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of common stock or other securities of the Company, issuance of warrants or other rights to purchase common stock or other securities of the Company, or other similar corporate transaction or event (an “Event”), and in the opinion of the Board of Directors of Company (the “Board”), such Event affects the common stock such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the right or potential rights intended to be made available under this Agreement, then the Board shall, in such manner as it may deem equitable, including, without limitation, adjust any or all of the following: (i) the number and kind of shares of common stock (or other securities or property) which may be issued pursuant to this Agreement; (ii) the exercise price which may be issued pursuant to this Agreement. The Board’s determination under this section shall be final, binding and conclusive.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year set forth above.

COMPANY:	HOLDER:

By:	By:

L. E. Smith

Chief Executive Officer

1 “Conversion Date” is defined in paragraph 4(b) of this Agreement.